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                                                                    Exhibit 10.9

                                   PROMISSORY NOTE

$10,000,000 subject to
   adjustment

                                                                    May 30, 1996

    For value received, the undersigned, FLORIDA COAST PAPER COMPANY, L.L.C., a Delaware limited liability company ("Maker"), promises to pay to St. Joe Forest Products Company, a Florida corporation ("Payee"), or order, the principal amount of TEN MILLION DOLLARS ($10,000,000.00), plus all amounts added to the principal amount hereof pursuant to the proviso at the end of this sentence, and to pay interest on such principal amount from the date hereof until but not including the date of payment at the rate of thirteen and one-quarter percent (13 1/4%) per annum, such interest to be payable quarterly in arrears on the 1st day of March, June, September and December of each year, commencing September 1, 1996 (each, an "Interest Payment Date"); PROVIDED, that the interest due on any Interest Payment Date may, at the option of Maker, be added to the outstanding principal amount of this Promissory Note and shall accrue interest thereon from and after such Interest Payment Date. Maker shall be deemed to have exercised such option unless Maker shall give written notice to Payee at least five but no more than 30 days in advance of an Interest Payment Date of Maker's intention to pay interest due on such Interest Payment Date in cash. This Promissory Note shall mature on June 1, 2007, at which time all principal and interest shall be due and payable. Interest shall be calculated on the basis of a 360 day year. Maker shall pay interest (including post-petition interest in any proceeding under any applicable Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the rate set forth above to the extent lawful.

    Maker shall make each cash payment hereunder not later than 12:00 noon (Eastern time) on the day when due (or if such day is a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, on the next succeeding day which is not such a day) in lawful money of the United States of America and in immediately available funds, by wire transfer to such account as Payee may designate from time to time.

    If any of the following events ("Events of Default") shall have occurred and be continuing:

    (a) default for thirty (30) days in the payment, when due, of any installment of interest on this Promissory Note;

    (b) default in the payment, when due, of the principal of this Promissory Note;

    (c) failure of the Maker for 30 days after notice to comply with any of the covenants under the heading "Special Covenants" below; provided such notice requirement shall not apply to paragraphs (e), (f) or (g) thereunder;

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    (d)  failure by Maker for thirty (30) days after notice from Payee to comply with any of Maker's other covenants and agreements set forth in this Promissory Note;

    (e) the occurrence of any "Event of Default" as defined in the Indenture of even date herewith among Maker and Norwest Bank Minnesota, N.A., trustee, as in effect on the date hereof (the "Indenture");

    (f) Maker or any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (i) commences a voluntary case under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (a "Bankruptcy Law"), (ii) consents to the entry of an order for relief against it in a involuntary case under a Bankruptcy Law, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is not paying its debts as they become due; or

    (g) a court of competent jurisdiction enters an order or decree under Bankruptcy Law that (i) is for relief against Maker or any Significant Subsidiary, or group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case, (ii) appoints a custodian of Maker or any Significant Subsidiary, or group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or substantially all of its property, or (iii) orders the liquidation of Maker or any Significant Subsidiary, or group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for sixty (60) consecutive days, then Payee may declare the unpaid principal amount of this Promissory Note, together with all interest accrued thereon, to be immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default specified in clause (f) or clause (g) above, this Promissory Note will become immediately due and payable without further action by or notice from Payee. The ability of Payee to enforce this Promissory Note is subject to the terms and provisions of this Promissory Note, including, without limitation, the terms and provisions of the immediately following paragraphs.

    Maker may not make any cash payment upon or in respect of this Promissory
Note if (i) a default in the payment of the principal of, premium, if any, or interest on any indebtedness of Maker with respect to the Senior Secured Notes (including any refinancing thereof, provided that the amount of such refinancing shall not exceed the principal amount of the Senior Secured Notes that is refinanced plus applicable fees charged or incurred in connection with such refinancing) ("Senior Debt") occurs and is continuing beyond any applicable period of grace; or (ii) any other default occurs and is continuing with respect to any Senior Debt that permits, or that with the giving of notice or the passage of time would permit, holders of such Senior Debt to accelerate its maturity; or (iii) such payment would constitute a default with respect to any Senior Debt that permits, or that with the giving of notice or the passage of time would


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permit, holders of such Senior Debt to accelerate its maturity.  Payments on this Promissory Note may and shall be resumed upon the date on which such default is cured or waived, unless the maturity of any Senior Debt has been accelerated.

    Upon (i) any acceleration of the principal amount of this Promissory Note because of an Event of Default, or (ii) any distribution of assets of Maker upon any dissolution, winding up, or liquidation of Maker:

         (1) the holders of all Senior Debt shall first be entitled to receive in full all amounts (including interest) due thereon before the holder of this Promissory Note is entitle to receive payment on account of the principal of or interest on this Promissory Note;

         (2) any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities (other than securities of Maker or of any other corporation or limited liability company provided for by a plan or reorganization or readjustment, the payment of which is subordinated, at least to the same extent as provided in this Promissory Note, to the payment in full without diminution or modification by such plan of all Senior Debt) to which the holder of this Promissory Note would be entitled except for the provisions of this Promissory Note shall be paid by the liquidating trustee, agent or other person making such payment or distribution directly to the holders of Senior Debt to the extent necessary to pay in full all Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and

         (3) in the event that, notwithstanding the foregoing, any payment or distribution of assets of Maker of any kind or character (other than securities of Maker or of any other corporation or limited liability company provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as provided in this Promissory Note, to the payment in full without diminution or modification by such plan of all Senior Debt) shall be received by the holder of this Promissory Note with actual knowledge that such payment is prohibited hereby or is required to be paid over to the holders of Senior Debt before all Senior Debt is paid in full, such payment or distribution shall be held in trust for the benefit of, and shall be paid over to, the holders of Senior Debt remaining unpaid (or to the representatives or trustees acting on their behalf) until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.


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Subject to the payment in full of all Senior Debt, the holder of this Promissory
Note shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of Maker applicable to the Senior Debt until the principal of and all interest accrued on this Promissory Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Debt which otherwise would have been payable or distributable to the holder of this Promissory Note shall, as between Maker, its creditors other than the holders of Senior Debt, and the holder of this Promissory Note, be deemed to be a payment by Maker to or on account of the Senior Debt, it being understood that the provisions of this Promissory Note dealing with subordination are and are intended solely for the purpose of defining the relative rights of the holder of this Promissory Note, on the one hand, and the holders of Senior Debt, on the other hand and shall not impair, as between the Maker and the Payee, the obligations of Maker, which are absolute and unconditional, to pay principal and interest in accordance with the terms hereof.

                                Special Covenants

     Maker hereby covenants and agrees with Payee that, so long as any principal of or accrued interest on this Promissory Note remains unpaid, Maker will comply with the following covenants:

     (a) Simultaneously with the delivery thereof to the Holders of Senior Secured Notes, but in any event within 10 days of the filing thereof with the SEC, Maker shall deliver to Payee one copy of all financial information and other reports required to be delivered to the Holders of Senior Secured Notes pursuant to section 4.03 of the Indenture.

     (b) Simultaneously with the delivery thereof to the Holders of Senior Secured Notes, Maker shall deliver to Payee one copy of all certificates and statements required to be delivered pursuant to Section 4.04 of the Indenture.

     (c) Neither Maker nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset acquired by Maker or any of its Subsidiaries pursuant to that certain Asset Purchase Agreement dated as of November 1, 1995 among Maker, Payee and certain other parties, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Liens referred to in clauses (i), (ii), (ix) and (x) of the definition of Permitted Liens.

     (d) Maker will permit any authorized representatives designated by Payee, at the sole cost and expense of Payee, to visit and inspect any of the properties and records of Maker, including its financial records, and to discuss Maker's affairs and finances with its officers and employees, all upon reasonable notice and as often as may be reasonably requested.

     (e) Maker and its Restricted Subsidiaries shall comply with Section 4.07 of


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the Indenture provided that, for purposes hereof, the definition of Disqualified
Stock shall be amended to change the words "the Senior Secured Notes mature" at the end thereof to read "this Promissory Note matures".

     (f) Neither Maker nor any of its Subsidiaries will permit any assets securing the Senior Secured Notes to secure any other Indebtedness unless this Promissory Note is paid in full; provided that the foregoing shall not prohibit Maker and its Subsidiaries from permitting such assets to secure any Indebtedness incurred to refinance the Senior Secured Notes provided that the amount of such Indebtedness so secured shall not exceed the principal amount of the Senior Secured Notes that is refinanced plus any applicable fees charged or incurred in connection with such refinancing.

     (g) In the event that the Company shall be required to commence an offer to all Holders to repurchase the Senior Secured Notes pursuant to Section 4.10 of the Indenture, the Company, to the extent not prohibited by the Indenture, shall make a similar offer to repurchase this Promissory Note to the Payee in substantially the manner provided in Section 3.09 of the Indenture with respect to a Repurchase Offer; provided that the offer to repurchase this Promissory Note shall be at the amount of the then outstanding principal plus accrued interest to the date of such repurchase, and provided that any such offer to repurchase shall be limited to the amount by which the Excess Proceeds exceed the aggregate amount required to be paid to the Holders of Senior Secured Notes who accept the Repurchase Offer pursuant to Section 4.10.

     For purposes hereof this Promissory Note, the terms "Bankruptcy Laws," "Excess Proceeds," "Excess Proceeds Offer," "Holders," "Disqualified Stock," "Indebtedness," "Permitted Liens," "Restricted Subsidiary," "SEC", "Senior Secured Notes," "Significant Subsidiary," and "Subsidiary" shall have the respective meanings set forth in the Indenture.

     This Promissory Note may be repaid by Maker, in whole or in part, at any time and from time to time, without penalty or premium, upon at lease one (1) day's prior written notice to Payee.

     Maker waives presentment, demand, protest and, except as expressly set forth in this Promissory Note, notice thereof or of dishonor.

     Maker agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, incurred in connection with the interpretation or enforcement of this Promissory Note. None of the provisions hereof and none of Payee's rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by Payee's acceptance of any past due installments or by any indulgence granted by Payee to Maker.

     This Promissory Note has been executed and delivered in and shall be construed and interpreted in accordance with and governed by the laws of the State of Florida.


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     IN WITNESS WHEREOF, Maker has caused this Promissory Note to be duly executed the day and year first above written.

                                        FLORIDA COAST PAPER COMPANY, L.L.C.
                                        (a Delaware limited liability company)


                                        By: /s/ Mary B. Dopslaff
                                           -------------------------------------
                                        Name:  Mary B. Dopslaff
                                        Title: Vice President


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